UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2009

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut  06901

(Address and zip code of principal executive offices)

203-356-1318

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Agreement

Exchange Offer and Consent Solicitation

On September 22, 2009 (the “Closing Date”), MxEnergy Holdings Inc. (the “Company”) completed its previously announced private offer to exchange (the “Exchange Offer”) any and all of its outstanding Floating Rate Senior Notes due 2011 (the “Old Notes”), held by eligible holders (each, a “Holder” and collectively, the “Holders”), excluding Old Notes held by the Company, and its corresponding solicitation of consents from Holders of the Old Notes (the “Consent Solicitation”) for certain amendments (the “Amendments”) to the indenture under which the Old Notes were issued, dated as of August 4, 2006, as amended, by and among the Company, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, under which the Notes were issued (the “Old Indenture”) to remove substantially all of the restrictive covenants and modify a number of the events of default and certain other provisions (including the change of control provisions) contained in such Old Indenture.

Holders tendered $158,787,000 aggregate principal amount of Old Notes (representing 96.1% of previously outstanding Old Notes, excluding Old Notes held by the Company) in the Exchange Offer in exchange for (i) an aggregate cash payment of approximately $28.6 million, which payment included an early consent payment and accrued and unpaid interest on the Old Notes up to, but not including, the Closing Date, (ii) $67,751,000 aggregate principal amount of the Company’s new 13.25% Senior Subordinated Secured Notes due 2014 (the “New Notes”) and (iii) an aggregate of 33,940,683 shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Common Stock”), representing, in the aggregate, 62.5% of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”).  As a result of the Exchange Offer and Consent Solicitation, $6,413,000 aggregate principal amount of Old Notes remain outstanding subject to the Old Indenture as amended by the Second Supplemental Indenture (as defined herein) to reflect the Amendments.

New Notes, New Indenture and Security Agreement

The New Notes were issued pursuant to an indenture (the “New Indenture”), dated as of the Closing Date, by and among the Company, the guarantors named therein (the “Guarantors”) and Law Debenture Trust Company of New York, as trustee (the “Trustee”).  The New Notes mature on August 1, 2014 and bear interest at a rate of 13.25% per annum, payable on February 1 and August 1 of each year, commencing on February 1, 2010.  The New Notes are our senior subordinated secured obligations.  All of our domestic subsidiaries that guarantee the Old Notes jointly and severally and unconditionally guarantee the New Notes (the “New Guarantees”) on a senior subordinated secured basis.  The New Notes and New Guarantees are contractually subordinated to the New Facilities (as defined herein) and related guarantees and not to any other obligations of the Company and its subsidiaries, including any Notes (and related guarantees) that are not exchanged for New Notes.  The New Notes and the New Guarantees are secured by (i) a first priority security interest on the Notes Escrow Account (as defined herein) and the funds on deposit therein and (ii) a second-priority lien on the same assets that secure our and the Guarantors’ obligations under the New Facilities (the “New Notes Collateral”) pursuant to a Second Lien Collateral Agreement (the “Security Agreement”), dated as of the Closing Date, by and among the Company, the Guarantors and Law Debenture Trust Company of New York, as collateral agent.

Except as described below, the New Notes may not be redeemed before August 1, 2011. Thereafter, some or all of the New Notes may be redeemed at the redemption prices contained in the New Indenture and the New Notes, plus accrued and unpaid interest, if any, to the date of redemption.  In addition, at any time (which may be more than once) before August 1, 2011, the Company may redeem either (i) 100% of the aggregate principal amount of the New Notes or (ii) up to 35% of the aggregate principal amount of the New Notes issued with the net proceeds that we raise in one or more equity offerings, as long as (1) the Company pays 113.250% of the face amount of the New Notes, plus accrued and unpaid interest, if any, to the date of redemption; (2) the Company redeems the New Notes within 90 days of completing the equity offering; and (3) if less than all the New Notes are redeemed, at least 65% of the aggregate principal amount of the New Notes issued remains outstanding afterwards.  Upon a change of control, the Company will be required to make an offer to purchase each holder’s New Notes at a price of 101% of the then outstanding principal amount thereof, plus accrued and unpaid interest.

The New Indenture contains customary restrictive covenants subject to customary limitations and exceptions, including limitations relating to (1) incurring additional debt and preferred stock; (2) paying dividends or making distributions on capital stock or repurchasing capital stock; (3) making certain investments; (4) creating liens on assets to secure debt; (5) engaging in transactions with affiliates; (6) creating dividend or other payment restrictions affecting subsidiaries; (7) issuing or selling equity interests in subsidiaries; (8) engaging in certain business activities; (9) merging or consolidating with another company; or (10) transferring or selling all or substantially all of the Company’s assets.

The New Notes and the New Indenture contain customary events of default, including, without limitation, for (1) the failure to pay interest on any New Notes for a period of 30 days, subject to certain exceptions, (2) the failure to “top up” the Notes Escrow Account to the then required Notes Escrow Amount (as defined herein) within 2 business days after being required, (3) the failure to pay the principal on any New Notes when due, (4) a default in the observance or performance of any other covenant or agreement contained in the New Indenture or the Security Documents (as defined herein) for a period of 45 days, subject to certain exceptions, (5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any of its restricted subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in payment default or which has been accelerated aggregates $2.0 million or more at any time, (6) one or more final, non-appealable judgments in an aggregate amount in excess of $2.0 million shall have been rendered against the Company or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days, (7) certain events of bankruptcy affecting the Company or any of its significant subsidiaries; (8) any guarantee of a significant subsidiary ceases to be in full force and effect is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a significant subsidiary denies its liability under its guarantee or the Company or any Guarantor that is a significant subsidiary denies the validity of the liens created pursuant to the Security Documents, and, if the Discharge of Credit Facility Obligations has not yet occurred, such failure continues for a period of 45 days, or (9) any lien purported to be created by any Security Document shall cease to be a valid and enforceable lien and such failure continues for a period of 45 days after the Company receives written notice specifying the failure (and demanding that such failure be remedied) from the Trustee or the Holders of at least 40% of the outstanding principal amount of the Notes.

Notes Escrow Agreement

On the Closing Date, the Company, the Trustee and Law Debenture Trust Company of New York, as escrow agent entered into a Notes Escrow and Security Agreement (the “Notes Escrow Agreement”), pursuant to which the Company deposited cash in an amount equal to the amount of interest payable by the Company on the New Notes for two (2) full-period interest payments (the “Notes Escrow Amount”) into an escrow account (the “Notes Escrow Account”), which will be invested in cash equivalents or government securities.  The Trustee for the benefit of the holders of the New Notes has a first priority security interest in the Notes Escrow Account and the cash, cash equivalents and government securities on deposit in such account.  If the Company fails to make an interest payment on the New Notes or related tax gross-up payment within 30 days after the applicable interest payment date, the Trustee will be permitted to apply funds from the Notes Escrow Account to the payment of such installment of interest or related tax gross-up amount that was due.  On the closing date, the Company transferred approximately $9.0 million to the Notes Escrow Account.

Intercreditor Agreement

On the Closing Date, the Trustee under the New Indenture entered into an intercreditor and subordination agreement with Sempra Energy Trading LLC (“Sempra”), as the counterparties and counterparty under the New Facilities, setting forth the terms of the relationship between Sempra, as the holder of priority liens, and the holders of the New Notes (the “Intercreditor Agreement”).  Pursuant to the terms of the Intercreditor Agreement, the counterparties under the New Facilities, which is secured on a first-priority basis, will control substantially all matters related to the New Notes Collateral. Under the Intercreditor Agreement, at any time that the indebtedness secured on a prior lien basis remains outstanding, any actions that may be taken in respect of the New Notes Collateral (including the ability to commence enforcement proceedings against the New Notes Collateral and to control the conduct of such proceedings, and to approve amendments to, certain releases of New Notes Collateral from the lien of, and waivers of past defaults under, the New Notes Collateral documents) will be at the direction of the holders of such indebtedness.

The Intercreditor Agreement provides that the counterparties under the New Facilities will be entitled to receive payment in full in cash and all commitments to lend under the New Facilities will be terminated before any of the holders of the New Notes will be entitled to receive any payment in the event of any distribution to creditors of the Company or the Guarantors in a bankruptcy or insolvency proceeding. In addition, the Intercreditor Agreement provides that the Company and the Guarantors may only make such regularly scheduled payments of interest on the New Notes on a non-accelerated basis and that neither the Company nor any Guarantor may make any regularly scheduled payments of interest on the New Notes, except payments of interest and related tax gross-up amounts from the Notes Escrow Account if any default or event of default exists under the New Facilities, and such payment default has not been cured or waived or any other default or event of default exists or would be created under the New Facilities by the making of such payment and the Company and the Trustee have received a notice of such nonpayment default from the administrative agent under the New Facilities.

Pursuant to the Intercreditor Agreement, in the event of a default (other than an event of default resulting from a failure to pay interest or principal on the New Notes) under the New Notes or New Guarantees, holders of the New Notes and New Guarantees are not permitted to take any enforcement action, including, without limitation, accelerating the New Notes, making a demand on any New Guarantee, initiating any legal proceeding or commencing any bankruptcy or insolvency proceeding, until the earlier of the commencement of a bankruptcy or insolvency proceeding and, if such default is not cured or waived, 365 days from date of delivery by the trustee for the New Notes to Sempra, or its designated agent, of a default notice.  In the event of a bankruptcy or insolvency proceeding, holders of the New Notes and New Guarantees are not permitted to take any enforcement actions, subject to certain limited exceptions, until such time as Sempra, as the lender and counterparty under the New Facilities, has been paid in full.  In addition, pursuant to the New Indenture and the Notes Escrow Agreement, if the Company fails to make an interest payment on the New Notes or related tax gross-up payment within 30 days after the applicable interest payment date, the Trustee will be permitted to apply funds from the Notes Escrow Account to the payment of such installment of interest or related tax gross-up amount that was due and the holders of the New Notes will not be entitled to take any action against the Company as a result of such default or to accelerate the New Notes.

Notes Registration Rights Agreement

On the Closing Date, the Company and the Guarantors entered into a registration rights agreement (the “Notes Registration Rights Agreement”) with holders of the New Notes obligating the Company, if, on the fifth business day following the one-year anniversary of the issuance of the New Notes, (i) any New Notes are not freely transferable without volume restrictions by holders that are not affiliates of the Company in accordance with Rule 144 (or any similar provision then in force) under the Securities Act of 1933, as amended (the “Securities Act”) (whether or not the Company has failed to file any reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise, (ii) any New Notes bear a restricted Securities Act legend, or (iii) any New Notes bear a restricted CUSIP number, to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement relating to an offer to exchange such New Notes (other than New Notes held by an affiliate of the Company) for new notes (we refer to the notes to be exchanged as the Exchange Notes) evidencing the same continuing indebtedness as the New Notes with terms substantially identical to the New Notes. If, due to any changes in law or in currently prevailing interpretations of the staff of the SEC, the Company is not permitted to effect the exchange offer for the persons described in the preceding sentence, the Company is required to use its commercially reasonable efforts to make available an effective shelf registration statement relating to resales of any such New Notes (other than New Notes held by an affiliate of the Company).  In addition, upon the request of holders of $10 million aggregate outstanding principal amount of New Notes who are affiliates at the fifth business day following the one-year anniversary of the issuance of the New Notes, the Company is required to use its commercially reasonable efforts to file with the SEC and cause to become effective one demand registration statement for the resale by such affiliates of any such New Notes. If the Company fails to comply with certain of our obligations under the Notes Registration Rights Agreement, it will be required to pay liquidated damages to holders of the New Notes.

Second Supplemental Indenture

In connection with the Exchange Offer and Consent Solicitation, on the Closing Date, the Company, the guarantors of the Old Notes and the trustee under the Old Indenture entered into the second supplemental indenture (the “Second Supplemental Indenture”).  The Second Supplemental Indenture amends the Old Indenture and effects the Amendments to the Old Indenture.  The Amendments eliminate the following provisions contained in the Old Notes and the Old Indenture: (a) substantially all of the restrictive covenants in the Indenture and all such references thereto relating to (i) reports to Holders, (ii) limitations on restricted payments, (iii) limitations on dividend and other payment restrictions affecting restricted subsidiaries, (iv) limitations on incurrence of additional indebtedness, (v) limitations on asset sales, (vi) limitations on transactions with affiliates, (vii) limitations on liens, (viii) insurance matters, (ix) offer to repurchase upon change of control, (x) additional subsidiary guarantees, (xi) limitations on preferred stock of restricted subsidiaries, (xii) conduct of business and (xiii) limitations on mergers, consolidations and sales of assets; and (b) certain events of default, including, but not limited to, events of default arising as a result of (i) any failure to comply with certain covenants and obligations in the Indenture and the Notes (other than defaults in the payment of principal and interest), (ii) any default in the payment of other indebtedness or the acceleration of other indebtedness, (iii) any final judgment and (iv) bankruptcy.

New Facilities

In connection with the Exchange Offer and the Consent Solicitation, on the Closing Date, the Company entered into a new combined supply facility (the “Supply Facility”) and hedging facility (the “Hedging Facility” and, together with the Supply Facility, the “New Facilities”) with Sempra.  The New Facilities refinanced and/or replaced the Company’s previous revolving credit facility with a syndicate of financial institutions and existing hedge facility with Societe Generale.  In connection with the New Facilities, the Company issued 4,002,290 shares of Class B common stock of the Company, par value $0.01 per share (the “Class B Common Stock”), to Sempra, representing, in the aggregate, 7.37% of the outstanding shares of Common Stock, for a purchase price of $0.01 per share.

The primary obligors under the New Facilities are MXenergy Inc. and MXenergy Electric Inc.  The obligations under the New Facilities are guaranteed by the Company and its other domestic subsidiaries.  Obligations under the New Facilities are secured by a first priority lien on substantially all of the Company’s and its domestic subsidiaries’ existing and future assets (other than the Notes Escrow Account and the funds on deposit therein).

The New Facilities provide for the exclusive supply of physical (other than as needed for balancing) and financial natural gas and electricity, the provision of credit support by Sempra (including letters of credit and guarantees) in support of certain of the Company’s collateral needs, payment extension financing and/or storage financing as needed, and associated hedging transactions in order to maintain the facilities’ required matched trading book.  In addition, the New Facilities provide that the Company will release natural gas transportation and delivery capacity to Sempra and for Sempra to perform certain transportation and storage nominations. The New Facilities also provide for Sempra to act on the Company’s behalf to satisfy the requirements of regional transmission operators for capacity rights and ancillary services.

The New Facilities provide the Company an ability to (i) seek price quotes from third parties for certain physically or financially settled transactions with respect to gas and electricity and (ii) request that Sempra enter into such transactions with such third parties at such prices and to concurrently enter into back-to-back off-setting transactions with the Company with respect to such third party transactions.  Sempra is not be obligated to enter into a transaction with any third party unless Sempra is satisfied with such transaction and unless the volume of those transactions does not exceed annual caps.  In addition to the actual purchase price paid by Sempra and certain related costs and expenses, the Company will be charged an adder for such purchases.

In connection with the New Facilities, the maximum amount of cash borrowings permitted under the storage and/or payment extension financing (in excess of margin held by Sempra) is $45.0 million.  These cash borrowings will accrue interest at the greater of (i) Sempra’s cost of funds plus 500 bps or (ii) Libor plus 500 bps.  Outstanding credit support provided by Sempra will accrue interest at Libor plus 300 bps, but not less than 400 bps; provided, however, that, if on any date of determination, no termination event has occurred with respect to the Company and its affiliates and the cash held in certain collateral accounts exceeds all outstanding settlement payments under the New Facilities, interest will accrue at a reduced rate of 1.0% on that portion of the credit support amount that is in excess of $27.0 million.

In addition, the Supply Facility provides for certain volumetric adder fees for all natural gas and electricity purchases.  The Supply Facility also has minimum purchase requirements for both natural gas and electricity over the initial three year term and over the optional one year extension term.

With regards to the aggregate exposure outstanding under the New Facilities, the Company must maintain a ratio of eligible current working capital assets to outstanding supply and financing exposure (excluding any exposure related to the Hedge Facility) greater than 1.25:1.0 during the months of October through March, and greater then 1.4:1.0 during the months of April through September; (the “Collateral Coverage Ratio”).

In connection with the Hedge Facility, the aggregate notional exposure amount of fixed price hedges allowed to be entered into under the facility is limited to $260.0 million, without adjustment for mark to market movements thereafter.  Fixed price hedges will be limited to a contract length term of 24 months.  In addition, the fixed price portfolio of hedges is limited to a weighted average volumetric tenor not to exceed 14 months in duration.  With regards to the Company’s fixed price customer mix, the Company may not, during any 12 month period, enter into any new fixed price contracts with respect to the gas business where the residential customer equivalents of such contracts are greater than 75% of all residential customer equivalents of all new contracts entered into during such period and/or maintain a customer portfolio with more than 325,000 residential customer equivalents operating under fixed price contracts.

The maturity date of the New Facilities is August 31, 2012; provided that Sempra has the right to extend such maturity date by one year in its sole discretion.

The New Facilities contain customary covenants and provisions that restrict (with usual and customary baskets and exceptions), among other things, the Company’s and its subsidiaries’ ability (1) to incur additional indebtedness; (2) to create or incur liens; (3) to guarantee obligations of other parties; (4) to engage in mergers, consolidations, liquidations and dissolutions; (5) to create subsidiaries; (6) to make acquisitions; (7) to engage in certain asset sales; (8) to enter into leases or sale-leasebacks; (9) to make equity distributions; (10) to make capital expenditures; (11) to make loans and investments; (12) to make certain dividend, debt and other restricted payments; (13) to engage in a different line of business; (14) to amend, modify or terminate certain material agreements in a manner that is adverse to the lenders; and (15) to engage in certain transactions with affiliates.  The New Facilities also contain a tangible net worth maintenance covenant.  The New Facilities contain customary events of default, including for (1) payment defaults; (2) breaches of representations and warranties; (3) covenant defaults; (5) cross defaults to certain other indebtedness (including the New Notes) in excess of specified amounts; (5) certain events of bankruptcy and insolvency; (6) ERISA defaults; (7) judgments in excess of specified amounts; (8) failure of any guaranty or security document supporting the New Facilities to be in full force and effect; (9) the termination or cancellation of any material contract which termination or cancellation could reasonably be expected to have a material adverse effect on us; or (10) a change of control.

Equity Documents

On the Closing Date, the Company adopted a second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and a third amended and restated bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Amended Organizational Documents”) and certain holders of the Company’s old common stock and holders of Old Notes participating in the Exchange Offer entered into a stockholders agreement (the “Stockholders Agreement”).  The Amended Organizational Documents and the Stockholders Agreement will contain customary provisions including provisions relating to certain approval rights, preemptive rights, restrictions on transfer, rights of first refusal, tag-along rights, drag-along rights and other customary provisions.

The Certificate of Incorporation authorizes 200,000,000 shares of Common Stock, consisting of 50,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, 40,000,000 shares of Class C common stock, in each case par value $0.01 per share

(the “Class C Common Stock”), and 100,000,000 shares of Class D common stock, par value $0.01 per share (the “Class D Common Stock”).  Pursuant to the Certificate of Incorporation, the Company’s previously outstanding shares of Series A convertible preferred stock were converted, together with its previously outstanding shares of existing common stock, into 16,362,143 shares of Class C Common Stock, representing, in the aggregate, 30.13% of the outstanding shares of Common Stock.  No shares of Class D Common Stock will be issued or outstanding prior to the conversion of shares of Class A Common Stock, Class B Common Stock and/or Class C Common Stock into shares of Class D Common Stock upon the occurrence of an IPO (as defined herein), as described below.

In addition, on the Closing Date, holders of Class A Common Stock entered into a Class A Voting Agreement (the “Class A Voting Agreement”) that governs their rights to nominate and elect Class A Directors (as defined herein) and certain related matters and holders of Class C Common Stock entered into a Class C Voting Agreement (the “Class C Voting Agreement”) that governs their rights to nominate and elect the Class C Directors (as defined herein) and certain related matters.

Except as provided herein, each share, and class, of Common Stock will rank equally with respect to voting, dividend, liquidation and other rights.  All shares of Class A Common Stock and shares of Class C Common Stock will automatically convert into shares of Class D Common Stock, and the rights of the Class A Common Stock and the Class C Common Stock set forth in the Certificate of Incorporation (to the extent they are different than the rights of the Class D Common Stock set forth in the Certificate of Incorporation), the Class A Voting Agreement, the Class C Voting Agreement and certain provisions of the Stockholders Agreement (including provisions governing the transfer restrictions, information rights and certain other matters) will terminate, if the Company consummates an initial public offering raising at least $75 million (including primary and secondary sales) (an “IPO”); provided, however, that the registration rights will survive and the Class B Common Stock shall continue to be a separate class with no change to its rights except as provided below.  Shares of Class B Common Stock will not convert into shares of Class D Common Stock, and the rights of the Class B Common Stock set forth in the Certificate of Incorporation (to the extent they are different than the rights of the Class D Common Stock set forth in the Certificate of Incorporation) will not terminate upon the consummation of an IPO, unless and until all of the Company’s obligations under the New Facilities have been paid in full, at which time all shares of Class B Common Stock will automatically convert into shares of Class D Common Stock.

Except as required by law and as described below, there are no restrictions on the transfer of shares of Class A Common Stock and shares of Class B Common Stock. Except as set forth herein, Sempra or its affiliates will be required to hold all of its shares of Class B Common Stock so long as the New Facilities are in effect.  Shares of Class B Common Stock will automatically convert into shares of Class C Common Stock (prior to an IPO) or shares of Class D Common Stock (after an IPO), and the rights of the Class B Common Stock set forth in the Certificate of Incorporation (to the extent they are different than the rights of the Class C Common Stock or the Class D Common Stock set forth in the Certificate of Incorporation, as applicable) will immediately terminate, if Sempra sells any of its shares of Class B Common Stock (other than to its affiliates, to The Royal Bank of Scotland plc and its affiliates, or in connection with a Wholesale Transfer (as defined herein), as described below) or if all of the Company’s obligations under the New Facilities have been paid in full and all commitments of Sempra under the New Facilities have been terminated.  Notwithstanding the foregoing, Sempra may transfer its entire interest in the New Facilities and all of its shares of Class B Common Stock to an unaffiliated third party mutually acceptable to Sempra and the Company (a “Wholesale Transfer”), and shares of Class B Common Stock will not be converted in the event of such a transfer, and the transferee of shares of Class B Common Stock pursuant to a Wholesale Transfer will have the same rights and benefits, and will be subject to the same restrictions, in respect of the transferred shares of Class B Common Stock as were applicable to Sempra prior to such Wholesale Transfer.

Except as provided herein, holders of Class C Common Stock who are current or former employees of the Company or any of its subsidiaries may not transfer their shares (except by will or in connection with customary estate planning) until the third anniversary of the Closing Date and, in the case of shares acquired pursuant to the management incentive plan to be implemented by the Company (the “Management Incentive Plan”), as otherwise provided in the Management Incentive Plan.  Transfers of shares of Class C Common Stock are subject to a right of first refusal in favor of the holders of shares of Class A Common Stock and holders of shares of Class B Common Stock.

No shares of Common Stock may be transferred to competitors of the Company or in any transaction (a “Prohibited Transaction”) that, among other things, violates or causes a default, “change in control” or similar event under any of the Company’s or any of its subsidiaries’ material debt agreements, indentures and other agreements or instruments evidencing material indebtedness of the Company of any of its subsidiaries (with certain exceptions), violates applicable securities laws or certain other laws, or results in certain other specified consequences, unless such transaction has been approved by Board Special Approval (as defined herein). Any transferee must, as a condition to becoming a transferee, execute and deliver a joinder agreement to the Stockholders Agreement and in the case of transfer of Class A Common Stock, the Class A Voting Agreement, and in the case of transfer of Class C Common Stock, the Class C Voting Agreement.

All shares of Common Stock will have preemptive rights, subject to certain exceptions, and information rights.

If a party that did not acquire shares of Common Stock on the Closing Date and is not an affiliate of a person that acquired shares of Common Stock on the Closing Date (a “New Shareholder”) acquires, together with its affiliates, or proposes to acquire, from any person (such person, a “Selling Shareholder”), whether through one or a series of transactions, such number of shares of Common Stock as would result in the New Shareholder (together with its affiliates) holding a majority of the then-issued and outstanding shares of Common Stock, then such New Shareholder, prior to consummating the proposed acquisition, must make a mandatory offer (a “Mandatory Offer”) to purchase the remaining shares of Common Stock that it does not own at a price equal to the higher of (a) the highest price per share paid by the New Shareholder and its affiliates for any shares of Common Stock acquired by the New Shareholder and its affiliates during the preceding nine months and (b) the purchase price per share to be paid by the New Shareholder to the Selling Shareholder for the shares of Common Stock to be acquired by the New Shareholder from the Selling Shareholder.

Customary tag-along rights are provided to all shareholders under the Stockholders Agreement with respect to sales of shares of Common Stock representing in the aggregate a majority of the then-issued and outstanding shares of all classes of Common Stock, on a fully diluted basis, to a single purchaser, or group of related purchasers, in any transaction or series of related transactions, including where the conditions of a tag-along transfer are satisfied as a result of a Mandatory Offer, subject to certain exceptions.

Customary drag-along rights are provided under the Stockholders Agreement if holders of shares representing at least 75% of all classes of Common Stock and holders of shares representing at least 70% of the Class B Common Stock (until shares of Class B Common Stock are converted into shares of Class C Common Stock or Class D Common Stock) determine to sell all of the shares of Common Stock to a person or persons (other than a person that (i) has among its shareholders, members, partners or other equity holders, holders of Common Stock that collectively hold more than 20% of the outstanding shares of Common Stock, or any affiliates of such holders, or (ii) is more than 20% owned or controlled, directly or indirectly, by holders of Common Stock, and other than an affiliate of any of the selling stockholders or a group including one or more affiliates of any of the selling stockholders) in any transaction, or series of related transactions, that is proposed to be effected on an arms-length basis.  The Company will have the right (but not the obligation) to purchase all (but not less than all) of the shares of Class A Common Stock or Class C Common Stock held by any holder who has not executed the Stockholders Agreement and who fails to sell its shares of Common Stock to the purchaser in a drag-along transaction following a valid exercise of the drag-along rights contained in the Stockholders Agreement.

The Stockholders Agreement provides that holders holding in the aggregate a majority of the issued and outstanding shares of the Class B Common Stock have the right to consent to any transaction which results in a “Change of Control” set out in clause (3) of the definition of “Change of Control” in the New Notes Indenture as modified by the second proviso contained therein, whether or not it is pursuant to a Mandatory Offer, tag-along, drag-along, or otherwise, unless the contemplated transaction would, as a condition to the consummation thereof, result in, and does result in, the full payoff and termination of the New Facilities.

The following matters require approval of (a) holders of at least 70% of the issued and outstanding shares of Class A Common Stock, (b) holders of at least 70% of the issued and outstanding shares of Class B Common Stock (provided, with respect to clause (ii) below only, that such amendment affects the rights of holders of the Class B Common Stock or increases the number of authorized shares of Class B Common Stock), (c) in the case of clause (ii) below only, and solely to the extent that such amendment affects the rights of the Class C Common Stock or increases the number of authorized shares of Class C Common Stock, holders of at least 70% of the issued and outstanding shares of Class C Common Stock, and (d) holders of at least 75% of all issued and outstanding shares of Common Stock:

i.                                          commencement of a voluntary liquidation, winding up or dissolution of the Company or any of its subsidiaries, filing of any petition in bankruptcy or insolvency or entering into any arrangement for the benefit of creditors, commencing any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any of its subsidiaries, or the adoption by the Company or any of its subsidiaries of a plan with respect to any of the foregoing, or acquiescence or agreement by the Company or any of its subsidiaries to any of the foregoing commenced or petitioned for on an involuntary basis;

ii.                                       amendment or modification of the certificate of incorporation or the bylaws of the Company or any subsidiary of the Company;

iii.                                    reorganization of the Company or reclassification of any of its securities; and

iv.                                   waiver of preemptive rights in connection with a strategic investment in the Company by any person.

In addition to any vote by holders of Common Stock required under Delaware law, a vote of holders of at least 70% of the issued and outstanding shares of Class A Common Stock and holders of at least 70% of the issued and outstanding shares of Class B Common Stock (in the case of the Class B Common Stock, until shares of Class B Common Stock are converted into shares of Class C Common Stock or shares of Class D Common Stock or unless the contemplated merger or other transaction would, as a condition to the consummation thereof, result in, and does result in, the full pay-off and termination of the New Facilities) is required to approve any merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than mergers of wholly owned subsidiaries of the Company with each other or the Company) or any transaction having the effect (economic or otherwise) of a sale of all or substantially all of the assets of the Company or any of its subsidiaries (other than transfers of assets of wholly owned subsidiaries of the Company to each other or the Company).

The Company’s Board will initially consist of nine directors (each, a “Director”), elected as follows:

i.                                          Holders of the Class A Common Stock are entitled to nominate and elect five Directors (the “Class A Directors”), at least two of whom shall be independent and qualify as a “financial expert”.  The Class A Voting Agreement will provide that so long as AIG Global Investment Corp., as the investment advisor for certain entities that will hold shares of Class A Common Stock (“AIG”), Camulos Capital LP, as the investment manager for certain entities that will hold shares of Class A Common Stock (“Camulos”), and/or Taconic Capital Advisors LP (“Taconic”), as the investment manager for certain entities that will hold shares of Class A Common Stock, hold at least 35% of the Class A Common Stock held by it on the Closing Date (after giving effect to stock splits or combinations or similar events), such stockholder shall be entitled to designate one of the Class A Directors.  The fourth and fifth Class A Directors will be designated by AIG, Camulos and Taconic by mutual agreement and will be independent and qualify as “financial experts.”

ii.                                       Holders of the Class B Common Stock are entitled to nominate and elect one Director (the “Class B Director”) until the shares of Class B Common Stock have been converted and are no longer outstanding.  At such time as the shares of Class B Common Stock have been converted and are no longer outstanding, the Class B Director position will be filled by the vote of a plurality of all holders of Common Stock voting as a single class at any meeting of the stockholders of the Company at which the Class B Director would otherwise have been permitted to be elected, or as otherwise permitted under the Bylaws, and the Class B Director will be required to be independent and qualify as a “financial expert.”

iii.                                    Holders of the Class C Common Stock are entitled to nominate and elect two Directors (the “Class C Directors”).  The Class C Voting Agreement will provide that one of the Class C Directors shall be designated by Charter MX, LLC (“Charterhouse”) so long as Charterhouse holds at least 35% of the outstanding shares of Class C Common Stock held by it on the Closing Date (after giving effect to stock splits or combinations or similar events) and who shall initially be William Landuyt, and the other Class C Director shall be designated by Denham so long as Denham holds at least 35% of the outstanding shares of Class C Common Stock held by it on the Closing Date (after giving effect to stock splits or combinations or similar events) and who shall initially be Stuart Porter.  If either Charterhouse or Denham loses its right to designate a Class C Director, thereafter such Class C Director position will be elected by a plurality vote of the shares of Class C Common Stock.

iv.                                   The ninth Director will be the Company’s president and chief executive officer, who initially, shall be Jeffrey A. Mayer.

Following the conversion of the shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock in connection with an IPO, the Board will consist of such number of Directors as will be determined by the Board from time to time, which number will not be less than seven (7) nor more than fifteen (15) Directors, and Directors will be elected by holders of shares of Common Stock, voting as a single class at any meeting of the stockholders of the Company at which Directors are permitted to be elected, or as otherwise permitted under the Bylaws, provided, however, that, for so long as the shares of Class B Common Stock are outstanding and have not been converted into shares of Class C Common Stock or into shares of Class D Common Stock, the Board will include one Director nominated and elected by holders of shares of Class B Common Stock.

Prior to the conversion of the various classes of our Common Stock into Class D Common Stock upon the occurrence of an IPO, certain actions will require the approval of (i) a majority of the authorized Class A Directors, (ii) a majority of all authorized directors and (iii) in the case of certain specified actions, for so long as holders of shares of Class B Common Stock have the exclusive right to nominate and elect the Class B Director, the Class B Director (“Board Special Approval”).

In order to conduct meetings of the Board, a quorum requires the presence of (i) a majority of the Directors then in office, and (ii) prior to the conversion of shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock, (A) a majority of the Class A Directors then in office, (B) the Class B Director and (C) a Class C Director, provided, however, that if a meeting for which notice has been duly given or waived in accordance with the Bylaws is adjourned due to the failure of either the Class B Director or a Class C Director to be in attendance, then so long as notice is duly delivered of the time and place of the reconvened meeting in accordance with the Bylaws, the presence of either the Class B Director or a Class C Director at the reconvened meeting will not be required to establish quorum.

Equity Registration Rights Agreement

On the Closing Date, the Company and holders of Common Stock entered into a registration rights agreement (the “Equity Registration Rights Agreement”), pursuant to which holders of Common Stock have customary piggy-back registration rights on a pro rata basis.  In addition, after the earlier of an IPO or the third anniversary of the Closing Date, holders holding at least 51% of the outstanding shares of Common Stock will have demand registration rights, with the resulting registration available to all holders of Common Stock on a pro rata basis.

Termination of Old Facilities and Denham Credit Facility

As part of the Exchange Offer and Consent Solicitation and related transactions (the “Restructuring Plan”), the New Facilities refinanced and/or replaced the Company’s previous revolving credit facility with a syndicate of financial institutions and existing hedge facility with Societe Generale and the Company repaid and terminated its $12 million credit facility with Denham Commodity Partners LP (“Denham”), including accrued and unpaid interest thereon.

Termination of Old Stockholders Agreement and Registration Rights Agreement

As part of the Exchange Offer and Consent Solicitation and related transactions (the “Restructuring Plan”), the Company entered into an Amendment and Waiver Agreement (the “Stockholders’ Agreement Amendment”), dated as of the Closing Date, with the parties to its Third Amended and Restated Stockholders’ Agreement, dated as of June 25, 2004, as amended (the “Old Stockholders” Agreement”).  The Stockholders’ Agreement Amendment waived and terminated all rights and obligations of the all parties to the Stockholders’ Agreement.  In addition, the Company entered into an Amendment and Waiver Agreement (the “Registration Rights Agreement Amendment”), dated as of the Closing Date, with the parties to its Registration Rights Agreement, dated as of June 25, 2004 (the “Old Registration Rights Agreement”).  The Registration Rights Agreement Amendment waived and terminated all rights and obligations of all parties to the Old Registration Rights Agreement.

Treatment of Existing Options and Warrants

The Company has options and warrants outstanding which are, or may be, exercisable for 1,008,770 shares of its previous common stock that was converted into Class C Common Stock in connection with the adoption of the Company’s Certificate of Incorporation.  The vast majority of these options and all of the warrants are currently out of the money.  As a result of the Restructuring Plan, holders of certain of these options have, or will have, thirty days to either exercise such options or they will be cancelled and terminated.  The Company intends to offer to pay holders of any such exercisable options that are in the money and exercisable the net cash settlement value of such options and to cancel and terminate those options that are out of the money and which are subject to cancellation as a result of the consummation of the Restructuring Plan.  For those options and the warrants which are not affected by the consummation of the Restructuring Plan, the Company intends to offer the holders thereof a cash payment in exchange for their agreement to cancel and terminate such options and warrants.  The Company expects the total amount that will be required for all net cash settlement payments and cancellation and termination payments to be approximately $200,000.  To the extent that any holders of such options or warrants do not accept the net cash settlement or cancellation and termination offers, or such options or warrants are not otherwise cancelled and terminated, such options and warrants will continue to be outstanding and exercisable for shares of Class C Common Stock and/or Class D Common Stock (as defined herein).

The foregoing descriptions of the New Indenture, the New Notes, the New Guarantees, the Security Agreement, the Notes Escrow Agreement, the Intercreditor Agreement, the Notes Registration Rights Agreement, the Second Supplemental Indenture, the New Facilities, the Certificate of Incorporation, the Bylaws, the Stockholders Agreement, the Class A Voting Agreement, the Class C Voting Agreement, the Equity Registration Rights Agreement, the Stockholders’ Agreement Amendment and the Registration Rights Agreement Amendment are qualified in the their entirety by reference to the New Indenture, the Form of New Notes, the Form of New Guarantees, the Security Agreement, the Notes Escrow Agreement, the Intercreditor Agreement, the Notes Registration Rights Agreement, the Second Supplemental Indenture, the New Facilities, the Certificate of Incorporation, the Bylaws, the Stockholders Agreement, the Class A Voting Agreement, the Class C Voting Agreement, the Equity Registration Rights Agreement, the Stockholders’ Agreement Amendment and the Registration Rights Agreement Amendment all attached hereto as exhibits 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 10.1, 3.1, 3.2, 10.2, 9.1, 9.2, 10.3, 10.4 and 10.5, respectively, and incorporated herein by reference.

Item 1.02                                             Termination of a Material Definitive Agreement

The disclosure under the headings “Termination of Old Facilities and Denham Credit Facility,” “Termination of Old Stockholders Agreement and Old Registration Rights Agreement” and “Treatment of Existing Options and Warrants” set forth in Item 1.01 of this Current Report on Form 8-K (the “8-K”) is incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under the headings “Exchange Offer and Consent Solicitation,” “New Notes, New Indenture and Security Agreement,” “Notes Escrow Agreement,” “Intercreditor Agreement,” “Notes Registration Rights Agreement” and “New Facilities” set forth in Item 1.01 of this 8-K is incorporated herein by reference.

Item 3.02                                             Unregistered Sales of Equity Securities

On the Closing Date, the Company issued and sold 33,940,683 shares of Class A Common Stock to holders of its Old Notes that participated in the Exchange Offer, 4,002,290 shares of Class B Common Stock to Sempra in connection with the New Facilities and 16,362,143 shares of Class C Common Stock to holders of its previously outstanding shares of Series A convertible preferred stock and previously outstanding shares of existing common stock upon conversion thereof pursuant to the Certificate of Incorporation.  The Company did not receive any cash proceeds from such offer and sales.  Additional information pertaining to the Common Stock and the issuance and sale thereof pursuant to the Restructuring Plan is set forth in Item 1.01 of this 8-K and is incorporated herein by reference.  The Common Stock was offered and sol in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.  The Common Stock has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.03                                             Material Modification to Rights of Security Holders

The disclosure under the headings “Exchange Offer and Consent Solicitation” and “Second Supplemental Indenture” set forth in Item 1.01 of this 8-K is incorporated herein by reference.

Item 5.01                                             Changes in Control of Registrant

The disclosure set forth in Item 1.01 of this 8-K is incorporated herein by reference.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to the Certificate of Incorporation, which became effective on the Closing Date, the Company’s Board will initially consist of nine Directors, elected as follows:

i.                                          Holders of the Class A Common Stock are entitled to nominate and elect five Class A Directors, at least two of whom shall be independent and qualify as a “financial expert”.  The Class A Voting Agreement provides that so long as AIG, Camulos, and/or Taconic hold at least 35% of the Class A Common Stock held by it on the Closing Date (after giving effect to stock splits or combinations or similar events), such stockholder shall be entitled to designate one of the Class A Directors.  The fourth and fifth Class A Directors will be designated by AIG, Camulos and Taconic by mutual agreement and will be independent and qualify as “financial experts.”  The initial two Class A Directors appointed pursuant to the Certificate of Incorporation are James Chapman and Michael Hamilton.

ii.                                        Holders of the Class B Common Stock are entitled to nominate and elect one Class B Director until the shares of Class B Common Stock have been converted and are no longer outstanding.  At such time as the shares of Class B Common Stock have been converted and are no longer outstanding, the Class B Director position will be filled by the vote of a plurality of all holders of Common Stock voting as a single class at any meeting of the stockholders of the Company at which the Class B Director would otherwise have been permitted to be elected, or as otherwise permitted under the Bylaws, and the Class B Director will be required to be independent and qualify as a “financial expert.”  The initial Class B Director appointed pursuant to the Certificate of Incorporation is Michael Goldstein.

iii.                                     Holders of the Class C Common Stock are entitled to nominate and elect two Class C Directors.  The Class C Voting Agreement will provide that one of the Class C Directors shall be designated by Charterhouse so long as Charterhouse holds at least 35% of the outstanding shares of Class C Common Stock held by it on the Closing Date (after giving effect to stock splits or combinations or similar events) and who, pursuant to the Certificate of Incorporation, shall initially be William Landuyt, and the other Class C Director shall be designated by Denham so long as Denham holds at least 35% of the outstanding shares of Class C Common Stock held by it on the Closing Date (after giving effect to stock splits or combinations or similar events) and who, pursuant to the Certificate of Incorporation, shall initially be Stuart Porter.  If either Charterhouse or Denham loses its right to designate a Class C Director, thereafter such Class C Director position will be elected by a plurality vote of the shares of Class C Common Stock.

iv.                                    The ninth Director will be the Company’s president and chief executive officer, who initially, shall be Jeffrey A. Mayer.

The chairman of the Board shall be elected from among the Directors, and will vote as a Director, but in the event of a tie will not have a tie-breaking vote.

The Board will have the following five standing committees whose membership will be determined by the Board: an executive committee, a governance committee, an audit committee (all of whose members must be independent and financial experts), a risk oversight committee (all of whose members must be financial experts; provided that the Class B Director shall be a member of the risk oversight committee on an ex officio basis) and a compensation committee (all of whose members must be independent).  A majority of the directors serving on each Board committee will be Class A Directors.  Subject to satisfaction of the qualification requirements, each Board committee will also include at least the Class B Director and at least one Class C Director, subject to applicable committee membership requirements, if any.  The Board may from time to time create additional committees with such membership requirements as the Board may determine.

In order to conduct meetings of the Board, a quorum requires the presence of (i) a majority of the Directors then in office, and (ii) prior to the conversion of shares of Class A Exchange Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock, (A) a majority of the Class A Directors then in office, (B) the Class B Director and (C) a Class C Director, provided, however, that if a meeting for which notice has been duly given or waived in accordance with the Bylaws is adjourned due to the failure of either the Class B Director or a Class C Director to be in attendance, then so long as notice is duly delivered of the date, time and place of the reconvened meeting in accordance with the Bylaws, the presence of either the Class B Director or a Class C Director at the reconvened meeting will not be required to establish quorum. The Board will have regularly scheduled meetings every calendar quarter and special meetings whenever such meetings are called by the chairman or at least two Directors.

The Company will pay each independent Director a retainer of $35,000 per year and a retainer of $5,000 per year for each committee on which such Director serves.  In addition, the Company will pay each independent Director $2,500 for attendance in person at each regular or special board meeting or committee meeting and $500 for attendance by telephone at each regular or special board or committee meeting.  The chairman of the Board, if he or she is an independent Director, will receive an additional retainer of $5,000 per year.  The foregoing compensation provisions will be subject to adjustment with approval of the holders of Common Stock.

Reasonable travel and related out-of-pocket expenses incurred by Directors in connection with attendance at meetings or performance of duties will be reimbursed (other than internally-allocated costs).

Additional information pertaining to the appointment and arrangements of the Directors is set forth in Item 1.01 of this 8-K and is incorporated herein by reference.  Certain information with respect to Messrs. Mayer, Hamilton, Landuyt and Porter required by Item 404(a) of Regulation SK is contained in Part III of the Company’s Annual Report on Form 10-K for the year ended July 30, 2009 filed with the SEC on October 14, 2008 (File No. 333-138425) and is incorporated herein by reference.  The remaining information required by Item 404(a) of Regulation S-K is not determined or is unavailable at the time of this filing.

Item 5.03                                             Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosure under the heading “Equity Documents” set forth in Item 1.01 of this 8-K is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

Exhibit No.	Exhibit Description
3.1	Second Amended and Restated Certificate of Incorporation
3.2	Third Amended and Restated Bylaws
4.1	Indenture, dated as of September 22, 2009, by and among the Company, the Guarantors and the Trustee
4.2	Form of 13.25% Senior Subordinated Secured Note due 2104 (included in Exhibit 4.1)
4.3	Form of Guarantee of 13.25% Senior Subordinated Notes due 2014 (included in Exhibit 4.1)
4.4	Second Lien Collateral Agreement, dated as of September 22, 2009, by and among the Company, the Guarantors and Law Debenture Trust Company of New York, as collateral agent
4.5	Notes Escrow and Security Agreement, dated as of September 22, 2009, by and among the Company, the Trustee and Law Debenture Trust Company of New York, as collateral agent
4.6	Intercreditor and Subordination Agreement, dated as of September 22, 2009, by and among the Company, Sempra, as facility agent, the other pledgors from time to time party thereto and the Trustee
4.7	Notes Registration Rights Agreement, dated as of September 22, 2009, by and among the Company, the Guarantors and the holders of New Notes party thereto

4.8	Second Supplemental Indenture, dated as of September 22, 2009, by and among the Company, the Guarantors and the Trustee
9.1	Class A Voting Agreement, dated as of September 22, 2009, by and among the holders of Class A Common Stock party thereto
9.2	Class C Voting Agreement, dated as of September 22, 2009, by and among the holders of Class C Common Stock party thereto
10.1	New Facilities
10.1(a)	ISDA Master Agreement, dated as of September 22, 2009, between Sempra Energy Trading LLC and MXenergy Inc. (including the schedule thereto)
10.1(b)	ISDA Master Agreement, dated as of September 22, 2009, between Sempra Energy Trading LLC and MXenergy Electric Inc. (including the schedule thereto)
10.1(c)

Guarantee and Collateral Agreement, dated as of September 22, 2009, among the Company, MXenergy Electric Inc., MXenergy Inc. and the other subsidiaries of the Company party thereto, as grantors, and Sempra Energy Trading LLC, as secured party

10.2	Stockholders Agreement, dated as of September 22, 2009, by and among the Company and the stockholders of the Company party thereto
10.3	Equity Registration Rights Agreement, dated as of September 22, 2009, by and among the Company and the stockholders of the Company party thereto
10.4	Amendment and Waiver Agreement, dated as of September 22, 2009, among the Company and the stockholders of the Company party thereto
10.5	Amendment and Waiver Agreement, dated as of September 22, 2009, among the Company and the stockholders of the Company party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: September 28, 2009	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Executive Vice President and Secretary